Selected Financial Ratios

	As of and for the nine months ended September 30,
	2005	2004
	(unaudited)

Significant Operating Ratios Based on Earnings
Return on average assets	1.33%	1.31
Return on average equity	16.24	15.92
Net interest margin	4.66	4.60
Efficiency ratio	61.86	62.31

Significant Capital Ratios
Average equity to average assets	8.17%	8.21
Equity to assets at period end	8.20	8.17
Tier 1 risk based capital	9.35	9.44
Total risk based capital	10.29	10.49
Tier 1 leverage ratio	7.91	7.75

Significant Credit Quality Ratios
Nonaccrual loans to total assets	0.25%	0.36
Net charge-offs to average loans
less mortgage loans held for sale	0.17	0.27

Bank Notes

The Palmetto Bank presented a $10,906 donation to the American Red Cross-Upstate SC Chapter. The Palmetto Bank matched employee contributions to the American Red Cross in an effort to assist those affected by hurricanes Katrina and Rita.

NEW OFFICER APPOINTMENTS

The Palmetto Bank has announced the following new officer appointments:

John R. Hanson was appointed to vice president, consumer lending. John holds a Bachelor of Science and a Master of Business Administration from Hawthorne University and a Doctorate of Business Administration. He brings 34 years of executive management and lending experience in the banking industry.

Kimberly A. Blackwell was appointed to vice president, branch manager and loan officer of the Seneca office. Kimberly is a graduate of both Clemson University and Southern Wesleyan University, and attends SC Bankers School. She has six years banking experience in lending, business development and branch management.

Eric M. Hudgens was appointed to financial advisor of the Palmetto Trust & Investment Group office located in Laurens. He is a graduate of The Citadel and brings 9 years experience in financial services.

Missy F. Johnson was appointed to assistant branch manager and loan officer of the Mauldin office. Missy is an Upstate native with 15 years of experience in retail banking.

To Our Shareholders:

We are pleased to report on another successful quarter and nine month period in the growth and profitability of your company. In the third calendar quarter of 2005 financial markets addressed further increases from the Federal Reserve in short-term rates due to continued expansion in the U.S. domestic economy. Eleven rate increases since interest rates bottomed out in June of 2003 have put upward pressure on mortgage rates, consumer credit and other loans tied to the prime rate. In spite of rising rates growth in loans continued to fuel asset growth this year. In general the Upstate area continues to support a healthy and growing economy. While all good news has been overshadowed by the devastation of hurricanes Katrina and Rita, gasoline shortages and the prospects for higher inflation ahead, we remain optimistic in our economic outlook for the remainder of this year and into 2006.

Operating results in the quarter ending September 30, 2005 were excellent. Net income of $3.3 million was a 6% increase over the $3.1 million posted in the 3rd quarter of 2004 resulting in per diluted share earnings of $0.52 and $0.49, respectively. For the nine-month period ending September 30, 2005 net income was running 15% ahead of the same period in 2004. Net income per diluted share for the same periods was ahead of last year's mark by 13% totaling $1.60 and $1.41, respectively. Profitability ratios continue to be excellent with return on average assets of 1.33% and return to average equity of 16.24% as of September 30, 2005. For both the three and nine month periods ended September 30, 2005, net income has been strongly supported by growth in net interest income of 14% and 15%, respectively. At the same time we continue to build on a growing base of non-interest income primarily from fees contributed by our Trust and Investment Group and income relative to the Bank's mortgage lending activities. Additionally, improved loan quality continues to be reflected in bottom line results through further reductions this year to the loan loss provision.

Expense increases in the quarter and nine month period ended September 30, 2005 reflect the costs associated with opening the new Palmetto Bank office for Easley, South Carolina. A hard working team led by Senior Vice President Pruitt Martin, Vice President Hamp Johnson and Branch Manager Tripp Martin saw one of the most successful grand openings in our history on September 12. Early responses to our Easley presence combined with local community bank board member support brought deposits from new customers to over $10 million at September 30. These record numbers set a new standard for branch openings and one that truly reflects determination, persistence and overwhelming local community support for the Palmetto Bank brand. The Easley location is The Palmetto Bank's first location in Pickens County, one of the Upstate's fastest growing regions, and where we fully intend to be a participant and partner in its dynamic growth.

Total assets at September 30, 2005 stood at $1.065 billion, an all time high and 10% increase over 3rd quarter 2004. Asset quality continues to be excellent as reflected by our best delinquency experience in the loan portfolio in recent years. Non-performing loans continue to decline as a percentage of total loans and stood at 0.32% on September 30, 2005 compared to 0.46% on September 30, 2004. Charge-off experience continues to fall also and was 0.17% through the first nine months of 2005 compared to 0.27% at the same time in 2004. We continue to see excellent growth in total loans - both traditional bank and residential mortgage activity. Total loans have grown almost $100 million in the 12-month period ending September 30, 2005, an increase of over 13%. While growth in loans and interest income has a great impact on our bottom line, we continue to emphasize the necessity of a strong and positive credit culture to future earnings results.

We remain optimistic about the full year 2005 for your company. Results for the nine months have been excellent. Much has been accomplished in our plans for this year. We now begin to look ahead to 2006 and our 100th anniversary year. We look forward to this great celebration event and to sharing in the excitement of this time with our employees, shareholders, and customers in the communities where we operate. As the good name of The Palmetto Bank continues to spread across the Upstate we look forward to the beginning of another century of service to South Carolina. Thank you for your continued loyalty and support.

Sincerely,

L. Leon Patterson
Chairman and Chief Executive Officer

Consolidated Balance Sheets
(in thousands, except share data)

	September 30,
	2005	2004
	(unaudited)
Assets
Cash and due from banks	$50,312	27,935
Federal funds sold	306	976
Total cash and cash equivalents	50,618	28,911

Federal Home Loan Bank (FHLB) stock, at cost	4,799	2,725
Investment securities available for sale, at fair market value	124,412	148,611
Mortgage loans held for sale	3,504	3,560

Loans	845,320	747,010
Less allowance for loan losses	(8,356)	(8,170)
Loans, net	836,964	738,840

Premises and equipment, net	22,658	22,214
Accrued interest receivable	4,589	4,087
Other assets	17,406	16,461
Total assets	$1,064,950	965,409

Liabilities and shareholders' equity
Liabilities
Deposits
Noninterest-bearing	$133,176	124,136
Interest-bearing	741,346	659,109
Total deposits	874,522	783,245

Retail repurchase agreements	16,873	19,779
Commercial paper (Master notes)	18,103	16,564
Federal funds purchased	-	7,070
FHLB borrowings	62,400	54,500
Other liabilities	5,692	5,410
Total liabilities	977,590	886,568

Shareholders' Equity
Common stock - par value $5.00 per share; authorized 10,000,000 shares; issued and outstanding 6,324,285 and 6,281,185 at
September 30, 2005 and September 30, 2004, respectively.	31,621	31,406
Capital surplus	623	358
Retained earnings	55,172	45,794
Accumulated other comprehensive income (loss), net of tax	(56)	1,283
Total shareholders' equity	87,360	78,841

Total liabilities and shareholders' equity	$1,064,950	965,409

Assets under management
Palmetto Bancshares, Inc. less trust deposits	$1,029,853	965,409
Trust	279,572	260,132
Investment	152,827	136,930
Mortgage loans serviced for others	301,054	267,264
Total assets under management	$1,763,306	1,629,735

Consolidated Statements of Income
(in thousands, except share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Interest income
Interest and fees on loans	$14,946	11,542	41,936	34,045
Interest and dividends on investment securities available for sale	1,171	1,368	3,810	3,337
Interest on federal funds sold	75	7	130	36
Dividends on FHLB stock	63	21	165	60
Total interest income	16,255	12,938	46,041	37,478

Interest expense
Interest on deposits including retail repurchase agreements	3,953	2,581	10,486	7,474
Interest on securities sold under agreements to repurchase and
reverse repurchase agreements	-	-	-	32
Interest on federal funds purchased	13	23	78	54
Interest on FHLB advances	694	259	1,356	304
Interest on commercial paper (Master notes)	129	30	288	75
Total interest expense	4,789	2,893	12,208	7,939

Net interest income	11,466	10,045	33,833	29,539

Provision for loan losses	600	650	1,800	2,150

Net interest income after provision for loan losses	10,866	9,395	32,033	27,389

Noninterest income
Service charges on deposit accounts	2,148	2,164	5,987	6,444
Fees for trust and brokerage services	612	722	2,163	2,269
Mortgage banking income	287	213	1,043	539
Investment securities gains	12	(18)	81	90
Other	864	709	2,431	2,131
Total noninterest income	3,923	3,790	11,705	11,473

Noninterest expense
Salaries and other personnel	5,740	4,617	16,312	14,302
Occupancy	659	591	1,918	1,780
Furniture and equipment	890	878	2,695	2,616
Postage and supplies	295	301	927	895
Marketing and advertising	328	285	851	871
Telephone	181	189	547	558
Professional services	218	238	618	650
Other	1,483	1,457	4,411	3,993
Total noninterest expense	9,794	8,556	28,279	25,665

Net income before income taxes	4,995	4,629	15,459	13,197

Provision for income taxes	1,673	1,482	5,178	4,223

Net income	$3,322	3,147	10,281	8,974

Share Data
Net income - basic	$0.53	0.50	1.63	1.43
Net income - diluted	0.52	0.49	1.60	1.41
Cash dividends	0.16	0.14	0.48	0.42
Book value	13.81	12.55	13.81	12.55
Weighted average common shares outstanding - basic	6,319,613	6,272,918	6,314,431	6,267,991
Weighted average common shares outstanding - diluted	6,421,407	6,382,823	6,418,032	6,378,884